Exhibit 3.1

AMENDED AND RESTATED BYLAWS OF U.S. BANCORP

ARTICLE I.

OFFICES

Section 1. Offices.

The registered office of U.S. Bancorp (the “Corporation”) in the State of Delaware shall be in the City of Wilmington, County of New Castle, State of Delaware.

The Corporation shall have offices at such other places as the Board of Directors of the Corporation (the “Board”) may from time to time determine.

ARTICLE II.

STOCKHOLDERS

Section 1. Place of Meetings.

All annual and special meetings of stockholders shall be held at such place, within or without the State of Delaware, as determined by the Board. The Board shall have the right to determine that a stockholder meeting not be held at a place, but instead be held solely by means of remote communication in the manner and to the extent permitted by the General Corporation Law of the State of Delaware.

Section 2. Annual Meeting.

The annual meeting of the stockholders for the election of directors of the Board (each, a “Director”) and for the transaction of such other business as may properly come before the meeting shall be held on such date and at such hour as the Board shall each year fix. The date, place, if any, and hour of such annual meeting shall be specified in the notice of annual meeting.

The meeting may be adjourned from time to time and place to place, if any, until its business is completed.

Section 3. Special Meeting.

(a) Special meetings of stockholders may be called by the Board, the Chief Executive Officer, or, solely to the extent required by Section 3(b) of this Article II below, the Secretary. The notice of such meeting shall state the purpose of such meeting and no business shall be transacted thereat except as stated in the notice thereof.

(b) A special meeting of stockholders shall be called by the Secretary at the written request (a “Special Meeting Request”) of holders of record of at least 25% of the voting power of the outstanding stock of the Corporation entitled to vote on the matter or matters to be brought before the proposed special meeting (the “Requisite Percentage”) based on the number of outstanding voting shares of the Corporation most recently disclosed prior to the date of the Special Meeting Request by the Corporation in its filings with the Securities and Exchange Commission. A Special Meeting Request to the Secretary shall be signed by each stockholder requesting the special meeting (each, a “Requesting Stockholder”), and shall be accompanied by a notice setting forth (x) with respect to each Requesting Stockholder and proposed nominee, the information, and including the questionnaire, representations and agreements, described in Section 8 of this Article II (if the special meeting is called for the election of one or more Directors), or (y) with respect to each Requesting Stockholder and proposal, the information described in Section 9 of this Article II (if the special meeting is called for the consideration of any other matter). Requesting Stockholders who collectively hold at least the Requisite Percentage on the date the Special Meeting Request is submitted to the Secretary must: (i) continue to hold at least the number of shares of stock set forth in the Special Meeting Request with respect to each such Requesting Stockholder through the date of the special meeting; (ii) submit a written certification (an “Ownership Certification”) confirming the continuation of such holdings on the business day immediately preceding the special meeting, which Ownership Certification shall include the information required by Section 8(c) of this Article II; and (iii) notify the Corporation immediately in the case of any reduction prior to the date of the requested special meeting of shares of capital stock owned beneficially or of record by such Requesting Stockholder and acknowledge that any such reduction shall be deemed a revocation of such Special Meeting Request if the number of shares so owned by such Requesting Stockholder has been reduced below the Requisite Percentage.

(c) A special meeting called pursuant to Section 3(a) or (b) of this Article II shall be held at such place, if any, and on and at such date and hour as may be fixed by the Board; provided, however, that the date of any special meeting called pursuant to Section 3(b) of this Article II shall not be more than 90 days after a Special Meeting Request that satisfies the requirements of Section 3(b) of this Article II is received by the Secretary. The date, place, if any, and hour of such special meeting shall be set forth in the notice of special meeting. If more than one valid Special Meeting Request is received by the Secretary within a 90-day period, all items of business contained in such Special Meeting Requests may be presented at one special meeting.

(d) Notwithstanding the provisions of Sections 3(b) and (c) of this Article II, a special meeting requested by stockholders pursuant to Section 3(b) of this Article II shall not be held if:

(i) the Special Meeting Request does not comply with Section 3(b) of this Article II;

(ii) the Special Meeting Request relates to an item of business that is not a proper subject for stockholder action under applicable law;

(iii) the Special Meeting Request is received by the Corporation during the period commencing 90 days prior to the first anniversary of the date of the immediately preceding annual meeting of stockholders and ending on the date of the next annual meeting;

(iv) an annual or special meeting of stockholders that included a substantially similar item of business (“Similar Business”) (as determined in good faith by the Board) was held not more than 120 days before the Special Meeting Request was received by the Secretary; provided, however, that this clause (iv) does not apply if a material corporate event relating to the item of business has occurred since the date of such prior annual or special meeting;

(v) two or more special meetings of stockholders called pursuant to the request of stockholders have been held within the 12-month period before the Special Meeting Request was received by the Secretary;

(vi) the Board has called or calls for an annual or special meeting of stockholders to be held within 90 days after the Special Meeting Request is received by the Secretary, and the Board determines in good faith that the business to be conducted at such meeting includes the Similar Business;

(vii) such Special Meeting Request was made in a manner that involved a violation of the proxy rules of the Securities and Exchange Commission or other applicable law; or

(viii) the Requesting Stockholders fail to own the Requisite Percentage at all times on and between the date of the Special Meeting Request and the date of the requested special meeting.

For purposes of this Section 3(d) of Article II, the nomination, election or removal of Directors shall be deemed to be Similar Business with respect to all items of business involving the nomination, election or removal of Directors, changing the size of the Board and filling of vacancies and/or newly created Directorships resulting from any increase in the authorized number of Directors.

(e) Any Requesting Stockholder may revoke such stockholder’s participation in a Special Meeting Request at any time by written revocation delivered to the Secretary and if, following any such revocation, there are outstanding unrevoked requests from stockholders holding less than the Requisite Percentage, the Board may, in its discretion, cancel the special meeting. If none of the Requesting Stockholders appears or sends a Qualified Representative to present the business to be presented for consideration that was specified in the Special Meeting Request, or, if the Ownership Certification does not confirm that the Requesting Stockholders continue to hold the Requisite Percentage, the Corporation need not present such business for a vote at such special meeting. For purposes of these Bylaws, a “Qualified Representative” of any stockholder shall mean a person who is a duly authorized officer, manager, or partner of such stockholder, or another individual who is authorized in a writing signed by such stockholder, or an electronic transmission delivered to the Secretary by such stockholder, to act as its proxy at the applicable stockholder meeting and who produces the writing or the electronic transmission or a reliable reproduction of either.

(f) Business conducted at a special meeting requested by stockholders pursuant to Section 3(b) of this Article II shall be limited to the matters described in the applicable Special Meeting Request; provided, however, that nothing herein shall prohibit the Board from submitting matters to the stockholders at any such special meeting.

(g) Compliance by a Requesting Stockholder with the requirements of this Section 3 of Article II shall be determined in good faith by the Board (or, to the extent expressly provided in this Section 3 of Article II, any person to whom the Board has expressly delegated authority for such purpose).

Section 4. Notice of Meeting.

Notice of every meeting of the stockholders shall be given in the manner prescribed by law.

Section 5. Quorum; Voting.

Except as otherwise required by law, the Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) or these Bylaws, the holders of not less than one-third of the voting power of all shares entitled to vote at any meeting of the stockholders, present in person or by proxy, shall constitute a quorum of all meetings of the stockholders. For purposes of the foregoing, where a separate vote by class or classes is required for any matter, the holders of not less than one-third of the voting power of such class or classes, present in person or by proxy, shall constitute a quorum to take action with respect to that vote on that matter.

If a quorum shall not be present at any meeting, the chairman of the meeting may adjourn the meeting to another place, if any, date, or time.

Unless a greater number of affirmative votes is required by the Certificate of Incorporation, these Bylaws, the rules or regulations of any stock exchange on which the Corporation’s shares of common stock are traded, or as otherwise required by law or pursuant to any regulation applicable to the Corporation, if a quorum exists at any meeting of stockholders, the stockholders shall take action on all matters other than the election of Directors by a majority of the voting power of the stock present, in person or by proxy, at the meeting and entitled to vote on the matter (and, if a greater number of affirmative votes is required for a matter, action on such matter is approved if such greater number of affirmatives votes favoring such action are cast).

A nominee for Director shall be elected to the Board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election; provided, however, that if the Board determines that the number of nominees for Director exceeds the number of Directors to be elected at such meeting by the date that is 10 days prior to the date that the Corporation first mails its notice of meeting for such meeting to the stockholders, each of the Directors to be elected at such meeting shall be elected by a plurality of the votes cast at any meeting for the election of Directors at which a quorum was present.

Section 6. Qualification of Voters.

The Board may fix a day and hour not more than 60 nor less than 10 days prior to the day of holding any meeting of the stockholders as the time as of which the stockholders entitled to notice of and to vote at such meeting shall be determined. Only those persons who were holders of record of voting stock at such time shall be entitled to notice of and to vote at such meeting.

Section 7. Procedure; Inspector; Adjournment; Proxy Card.

(a) To the fullest extent provided by law, the Board may postpone, reschedule or cancel any previously scheduled annual or special meeting of stockholders (including any special meeting requested by stockholders pursuant to Section 3(b) of this Article II). The Board may, to the extent not prohibited by law, adopt such rules and regulations for the conduct of meetings of stockholders as it deems appropriate.

(b) Except to the extent inconsistent with the rules and regulations adopted by the Board, the presiding officer at each meeting of stockholders (in each case, the “chair” of the meeting) shall conclusively determine the order of business, all matters of procedure and whether or not a proposal is proper business to be transacted at the meeting and has been properly brought before the meeting. Without limiting the generality of the foregoing, the chair of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts and things as are necessary or desirable for the proper conduct of the meeting, including, without limitation: (i) the establishment of procedures for the maintenance of order and safety; (ii) limitations on the time allotted to questions or comments on the affairs of the Corporation; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies (including Qualified Representatives) or such other persons as the chair of the meeting shall determine; (iv) restrictions on entry to such meeting after the time prescribed for the commencement thereof; (v) the opening and closing of the voting polls, for each item on which a vote is to be taken; (vi) determining and declaring that a matter, business or nomination was not properly brought before the meeting; (vii) removing any stockholder or any other individual who refuses to comply with meeting rules, regulations and procedures as set forth by the chair of the meeting; and (viii) restricting the use of audio/video recording devices and cell phones at the meeting.

(c) If the Board determines that any requirement under the Bylaws or any other applicable legal requirements has not been satisfied as to any business proposed to be brought before, or any nomination proposed to be considered at, a meeting of stockholders, then the Board may elect to (i) waive such deficiency with respect to such proposed nomination or business, (ii) notify the stockholder of, and provide the stockholder with an opportunity to cure, such deficiency, or (iii) disregard such nomination or decline to allow the proposed nomination or business to be transacted at the meeting, even if the Corporation has received proxies or votes in respect of those matters (which proxies and votes shall also be disregarded). Regardless of whether the Board has made such a determination with respect to a particular proposed nomination or business, the chair of the meeting shall have the right and authority to determine whether any business proposed to be brought before, or any nomination proposed to be considered at, the meeting was proposed in accordance with the requirements under these Bylaws or any other applicable legal requirements, and, if any business or nomination is not in compliance with such requirements, to declare that such defective proposal or nomination shall be disregarded and such matter not be transacted, even if the Corporation has received proxies or votes in respect of those matters (which proxies and votes shall also be disregarded).

(d) The Board may, and in the event of its failure so to do, the Chairman of the Board may appoint one or more inspectors of election who shall determine the presence of quorum, the validity of proxies, and the results of all elections and all other matters voted upon by stockholders at all annual and special meetings of stockholders.

(e) The chair of the meeting shall have the right and authority to adjourn a meeting of stockholders (including any special meeting requested by stockholders pursuant to Section 3(b) of this Article II) without a vote of stockholders for any reason (including for purposes of allowing a quorum to attend).

(f) Any stockholder directly or indirectly soliciting proxies from other stockholders in respect of any nomination or other business must use a proxy-card color other than white, which is reserved for the exclusive use by the Board.

Section 8. Nomination of Directors.

(a) Only persons nominated in accordance with the following requirements and in compliance with all applicable requirements of applicable law (including the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 14a-19 thereunder) shall be eligible to stand for election by stockholders as Directors. Nominations of persons for election as Directors at a meeting of stockholders called for the purpose of electing Directors may be made: (i) as specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board, including nominations made pursuant to Section 10 of this Article II or a Special Meeting Request in accordance with Section 3(b) of this Article II; or (ii) by any stockholder in the manner provided in this Section 8 of Article II. In no event shall the public announcement of an adjournment or postponement of an annual or special meeting commence a new time period (or extend any time period) for the giving of a stockholder notice under this Section 8 of Article II. The number of persons a stockholder may nominate for election as a Director at either the annual meeting or a special meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of persons a stockholder may nominate for election as a Director at the annual meeting or special meeting, as applicable, on behalf of such beneficial owner) shall not exceed the number of Directors to be elected at such annual meeting or special meeting, as applicable.

(b) For any nomination to be properly made by a stockholder, other than nominations pursuant to Section 10 of this Article II, which shall comply with the requirements of such Section (including the timing requirements for delivery of notice), or nominations to be made pursuant to a Special Meeting Request in accordance with Section 3(b) of this Article II, the stockholder must:

(i) be a stockholder of record both at the time of giving of notice provided for in this Section 8 of Article II and at the time of the meeting of stockholders called for the purpose of electing Directors and be entitled to vote at such meeting; and

(ii) give written notice to the Secretary so as to be received at the principal executive offices of the Corporation not less than:

(A) with respect to an annual meeting of stockholders, 120 days in advance of the anniversary of the Corporation’s previous year’s annual meeting of stockholders, except that if no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 days from such anniversary date, such notice must be so received by the later of: (1) the close of business on the date 90 days prior to the meeting date; or (2) the close of business on the tenth day following the date on which such meeting date is first publicly announced; and

(B) with respect to a special meeting of stockholders for the election of Directors, the close of business on the seventh day following the date on which the notice of such meeting is first given to stockholders.

For the purposes of this Section 8(b) and Section 10(d) of these Bylaws, “publicly announced” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(c) Each stockholder notice in connection with a proposed nomination pursuant to paragraph (a)(ii) of this Section 8 of Article II or pursuant to a Special Meeting Request in accordance with Section 3(b) of Article II shall set forth, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is being made:

(i) the name and address of (A) the stockholder giving the notice and all beneficial owners, if any, on whose behalf the nomination is being made , (B) if such stockholder or beneficial owner is an entity, as to (x) each person who controls such entity under applicable banking laws (any such person, a “control person”), (y) any person or persons who may be deemed to be acting in concert with such stockholder or beneficial owner under applicable banking laws, or (z) any person controlled by or under common control with such stockholder or beneficial owner or their respective control persons (in each case as defined by applicable banking laws) (any person in categories (x), (y) or (z) above, an “Associated Person”);

(ii) the class or series and number of shares of the Corporation which are, directly or indirectly, owned beneficially or of record by such stockholder. such beneficial owner(s), or any Associated Person, together with documentary evidence of such ownership;

(iii) a complete and accurate description, including the amount, value and/or number, of:

(A) (x) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Corporation or otherwise (a “Derivative Instrument”) that is in place, or has been entered into within the prior six months preceding the date of delivery of the stockholder notice, in each case, directly or indirectly owned by or for the benefit of such stockholder, such beneficial owner or any Associated Person, and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation;

(B) any proxy, contract, arrangement, understanding, or relationship that is in place, or has been entered into within the prior six months preceding the date of delivery of the stockholder notice, pursuant to which such stockholder, such beneficial owner or any Associated Person has a sole or shared right to vote or direct the voting of any shares of any security of the Corporation;

(C) any short interest in any security of the Corporation (for purposes of this Section 8 of Article II, a person shall be deemed to have a short interest in a security if such person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from, or avoid or offset in whole or in part any loss related to, any decrease in the value of the subject security);

(D) any rights to dividends on the shares of the Corporation owned beneficially by such stockholder or such beneficial owner that are separated or separable from the underlying shares of the Corporation;

(E) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by (i) a general or limited partnership in which such stockholder, such beneficial owner or any Associated Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, or (ii) a limited liability company or similar entity in which such stockholder, such beneficial owner or any Associated Person is a manager or managing member or, directly or indirectly, beneficially owns an interest in a manager or managing member; and

(F) any performance-related fees to which such stockholder, such beneficial owner or any Associated Person is entitled based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, as of the date of such notice, including, without limitation, in each case any such interests held by members of such stockholder’s or beneficial owner’s immediate family sharing the same household (which information shall be supplemented by such stockholder and beneficial owner, if any, not later than 10 days after the record date for the meeting to disclose such ownership as of the record date);

(iv) a representation that the stockholder is and at the time of such meeting will be a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice and an acknowledgment that if such stockholder does not appear to nominate such person at such meeting in person or through a Qualified Representative, the Corporation need not present such person for a vote at such meeting, even if the Corporation has received proxies or votes in respect of such nominations (which proxies and votes shall also be disregarded);

(v) a description of all arrangements or understandings between such stockholder, such beneficial owner, any Associated Person, the proposed nominees and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder;

(vi) the names and addresses of any other stockholders or beneficial owners known to be supporting such nomination by the proposing stockholder on whose behalf the nomination is made;

(vii) to the extent not prohibited under an applicable bona fide confidentiality obligation, with respect to such stockholder, such beneficial owner or any Associated Person, a list of (A) litigation filed against such person during the prior 10 years, (B) criminal proceeding (excluding traffic violations and other minor offenses) naming such person as a subject during the prior 10 years and (C) investigations of such person by a governmental entity, including law enforcement agencies, commenced within the prior 10 years;

(viii) a representation as to whether such stockholder or such beneficial owner intends, or is a part of a group that intends to, (A) deliver a proxy statement to, and solicit proxies from, holders of at least the percentage of voting power of all of the shares of capital stock of the Corporation sufficient to elect such nominee(s), (B) otherwise solicit proxies from stockholders in support of that proposal or nomination, and/or (C) solicit proxies in support of any proposed nominee in accordance with Rule 14a-19 under the Exchange Act. If the stockholder (or any beneficial owner of stock on whose behalf the stockholder is acting) is part of such a group, the stockholder notice shall also include the name and address of each participant (as defined in Item 4 of Schedule 14A of the Exchange Act); and

(ix) the completed representation and agreement as described in Section 8(e) of this Article II in the form provided by the Corporation pursuant to such Section and signed by such stockholder, such beneficial owner and any applicable Associated Person.

(d) In addition, each stockholder notice in connection with a proposed nomination pursuant to Section 8(a)(ii) of this Article II or pursuant to a Special Meeting Request in accordance with Section 3(b) of this Article II shall set forth, as to each person whom the stockholder proposes to nominate for election or re-election as a director:

(i) the name, age, business address, and residence of the proposed nominee;

(ii) the class and number of shares of common stock and any other securities of the Corporation held beneficially or of record by the proposed nominee;

(iii) details of any Derivative Instruments directly or indirectly owned by or for the benefit of the proposed nominee;

(vi) such other information regarding the proposed nominee as required pursuant to Section 14 of the Exchange Act (including Regulation 14A and Rule 14a-19 under the Exchange Act and including any information that would have been required had each nominee been nominated, or intended to be nominated, by the Board) and any other applicable laws or rules or regulations of any governmental authority or of any national securities exchange or similar body overseeing any trading market on which shares of the Corporation are traded; and

(vii) details of any position held by the proposed nominee as (x) an officer or director of any competitor of the Corporation (as defined for purposes of Section 8 of the Clayton Antitrust Act of 1914, as amended) or (y) a director, trustee, officer or employee with management functions for any depository institution, depository institution holding company or entity that has been designated as a Systemically Important Financial Institution, each as defined in the Depository Institution Management Interlocks Act, in each case, within the three years preceding the submission of the stockholder notice;

(viii) a statement detailing whether the proposed nominee is experienced in matters of risk management for purposes of Regulation YY of the Federal Reserve Board;

(ix) the completed questionnaire, representation and agreement as described in Section 8(d) of this Article II in the form provided by the Corporation pursuant to such Section and signed by each proposed nominee.

(e) Prior to submitting a stockholder notice in connection with a proposed nomination pursuant to paragraph (a)(ii) of this Section 8 or Section 10 of Article II, or a Special Meeting Request pursuant to Section 3(b) of Article II, the stockholder providing such notice or request shall request in writing from the Secretary the form of the questionnaire, representation and agreement described in this Section 8(e), and the Secretary shall provide such forms to the requesting stockholder within 10 days after receiving such request. For such notice or request to be complete, in proper form and timely, such notice shall include the following information in the form provided by the Secretary (which information shall be received in accordance with the time periods prescribed for delivery of notice under Section 3, Section 8(b) or Section 10 of this Article II, as applicable):

(i) a completed written questionnaire in the form provided by the Secretary pursuant to this Section 8(e) and signed by each proposed nominee; and

(ii) a written representation and agreement in the form provided by the Secretary pursuant to this Section 8(e) and signed by each proposed nominee and, as applicable, the stockholder giving notice and any other person by whom or on whose behalf the nomination is being made that:

(A) each of the applicable persons (including the proposed nominee and the stockholder giving notice) will update and supplement the information described in this Section 8 (and, in the case of a notice under Section 10 of this Article II, in such Section as well), as applicable, from time to time to the extent necessary so that such information shall be true and correct (x) as of the record date for determining the stockholders entitled to notice of such meeting and (y) as of the date that is the 10th business day prior to the meeting or any adjournment or postponement thereof. Any such update and supplement shall be delivered in writing to the Secretary at the principal executive offices of the Corporation not later than the 5th business day following the record date for determining the stockholders entitled to notice of the meeting (in the case of any update and supplement required to be disclosed as of the record date) and not later than the 8th business day prior to the date for the meeting or any adjournment or postponement thereof (in the case of any update or supplement required to be made as of the 10th business day prior to the meeting or adjournment or postponement thereof), provided that, no supplement or update made pursuant to this paragraph may include any new nominees who were not named in the original stockholder notice or be deemed to cure any defects or limit the remedies (including under these Bylaws) available to the Corporation relating to any defect;

(B) each of the applicable persons (including the proposed nominee and the stockholder giving notice) agrees to comply with all applicable law, rules and regulations in connection with the nomination, solicitation and election, as applicable (including Rule 14a-19 under the Exchange Act);

(C) the proposed nominee (1) will serve as a director for the term for which such person is standing for election if nominated by the Board and elected by the stockholders, (2) consents to the running of a background check in accordance with the Corporation’s policy for prospective directors and will provide any information requested by the Corporation that is necessary to run such background check, and (3) consents to being named in any proxy statement and/or form of proxy and associated proxy card;

(D) the proposed nominee is not and will not become a party to: (1)(x) any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity (other than with the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a Director) that has not been disclosed to the Corporation, or (y) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a Director, will act or vote on any issue or question (any arrangement described in clause (x) or (y),_a “Voting Commitment”) that has not been disclosed to the Corporation; or (2) any Voting Commitment that could reasonably be expected to limit or interfere with such person’s ability to comply, if elected as a Director, with such person’s fiduciary duties under applicable law;

(E) that the proposed nominee has read and agrees, if elected, to serve as a member of the Board, to adhere to the Corporation’s Corporate Governance Guidelines and Code of Ethics and Business Conduct and any other Corporation policies and guidelines applicable to Directors;

(F) the proposed nominee, in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would, if elected as a Director:

(1) be in compliance with and will comply with all applicable rules of any stock exchange on which the Corporation’s shares of common stock are traded and all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation, including, but not limited to, the policy that such person tender, promptly following such person’s election or re-election, an irrevocable resignation effective upon such person’s failure to receive the required vote for re-election at the next meeting at which such person would face re-election and upon acceptance of such resignation by the Board, in accordance with the Corporate Governance Guidelines of the Corporation;

(2) meet all statutory and regulatory qualifications for a Director of a publicly held corporation, as well as all requirements of the Corporation’s banking regulators in their supervisory capacity (and such person’s candidacy would not violate any such qualifications or requirements); and

(3) not require advance approval or the obtaining of an interlock waiver pursuant to federal or state antitrust laws or the rules or regulations of the Board of Governors of the Federal Reserve System or the Office of the Comptroller of the Currency (as determined by the Board in good faith).

(G) each of the applicable persons (including the proposed nominee and the stockholder giving notice) will provide to the Corporation may such other information and certifications as it may reasonably request (including any information required or requested by the Corporation’s subsidiaries, or required, requested or expected by banking or other regulators);

(H) each of the applicable persons (including the proposed nominee and the stockholder giving notice) will provide facts, statements and other information in all communications with the Corporation and its stockholders that are or will be true and correct in all material respects and that do not and will not omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; and

(I) the proposed nominee will, at the reasonable request of the Governance Committee of the Board (together with any successor committee, the “Governance Committee”), meet with the Governance Committee to discuss matters relating to the nomination of such proposed nominee to the Board, including the information provided by such proposed nominee to the Corporation in connection with such proposed nominee’s nomination and such proposed nominee’s eligibility to serve as a member of the Board.

(f) The Corporation may also, as a condition of any nomination being deemed properly brought by a stockholder before a stockholder meeting, require any proposed nominee, the stockholder giving notice and any other person on whose behalf the nomination is being made to furnish such other information (1) such person has agreed to furnish under the stockholder notice (including any Nomination Notice or Special Meeting Request), questionnaire, representation and agreement delivered to the Corporation, including under such person’s agreement to update/supplement information pursuant to Section 8(e)(ii)(A) of this Article II, and (2) that could (as determined by the Board in its sole discretion) be required by the Board to determine the eligibility of such proposed nominee to serve as a Director, including, but not limited to, (i) information relevant to determining the independence, or lack thereof, of such nominee, under the rules of any stock exchange on which the Corporation’s shares of common stock are traded and any publicly disclosed standards used by the Board in determining and disclosing the independence of the Corporation’s Directors, (ii) information to determine whether the proposed nominee complies with applicable law, including applicable banking laws and (iii) information relating to compliance with any of the Corporation’s policies and guidelines applicable to Directors. Any such additional information must be provided within five business days of the Corporation’s request under this Section 8(f) of Article II.

(g) Notwithstanding the foregoing provisions of this Section 8 of Article II, a stockholder shall also comply with all other applicable legal requirements (including the Exchange Act and the rules and regulations thereunder and any applicable banking laws) with respect to the matters set forth in this Section 8 and Section 9 and Section 10 of this Article II. Unless otherwise required by applicable law, if any stockholder (i) provides notice pursuant to Rule 14a-19(b) under the Exchange Act, and (ii) subsequently fails to comply with the requirements of Rule 14a-19(a)(2) and Rule 14a-19(3) under the Exchange Act (or fails to timely provide reasonable evidence (as determined by the Corporation in its sole discretion) sufficient to satisfy the Corporation that such stockholder or its applicable affiliates has met the requirements of Rule 14a-19(a)(3) under the Exchange Act), then the Corporation shall disregard the nomination of each such proposed nominee, even if the Corporation has received proxies or votes in respect of such nominations (which proxies and votes shall also be disregarded). If any stockholder or its affiliate provides notice pursuant to Rule 14a-19(b) under the Exchange Act, such stockholder or affiliate shall deliver to the Corporation, no later than five business days prior to the applicable meeting, a written certification (and upon request by the Corporation, reasonable evidence as determined by the Corporation in its sole discretion) that it has met the requirements of Rule 14a-19 under the Exchange Act.

Section 9. Business at Annual Meeting.

(a) At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be:

(i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board;

(ii) otherwise properly brought before the meeting by or at the direction of the Board;

(iii) in the case of a nomination for Director put forth by a stockholder pursuant to Section 8(b) of this Article II, properly brought in accordance with the requirements set forth in Section 8 of this Article II; or

(iv) otherwise properly brought before the meeting by a stockholder entitled to vote at such meeting in accordance with the procedures described in the next sentence.

For business other than a nomination for Director to be properly brought before an annual meeting by a stockholder, the stockholder must have given written notice to the Secretary so as to be received at the principal executive offices of the Corporation not less than 120 days in advance of the anniversary of the date on which the Corporation’s previous proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders, except that if no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 days from such anniversary date, such notice must be so received a reasonable time before the solicitation is made. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder notice under this Section 9 of Article II.

(b) Each such notice shall set forth as to each matter the stockholder proposes to bring before the annual meeting:

(i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting;

(ii) the name and address of the stockholder proposing such business and the beneficial owner(s), if any, on whose behalf the proposal is being made or who may participate in the solicitation of proxies in favor of such proposal;

(iii) for each of such stockholder and beneficial owner(s), the information required by Section 8(c) of this Article II (for the avoidance of doubt, as if references to “nominees” or “nominations” or similar terms in such Section had been references to such business);

(iv) any material interest of the stockholder and beneficial owner(s) in such business; and

(v) such other information regarding such business as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the matter been proposed by the Board.

(c) Notwithstanding anything in these Bylaws to the contrary, no business shall be considered properly brought before an annual meeting by a stockholder unless it is brought in accordance with the requirements set forth in this Section 9 of Article II. The requirements of Section 9 of this Article II shall apply to all stockholder proposals as described above in Section 9 of this Article II and shall not be construed to be limited in their application to proposals or other business intended or requested to be included in the Corporation’s proxy materials, including pursuant to Rule 14a-19 under the Exchange Act or any successor rule or regulation thereto (provided that nothing in these Bylaws shall be deemed to limit any rights of stockholders to make stockholder proposals made pursuant to Rule 14a-8).

Section 10. Stockholder Nominations Included in the Corporation’s Proxy Materials.

(a) Inclusion of Nominees in Proxy Statement. Subject to the provisions of this Section 10 of Article II, if expressly requested in the relevant Nomination Notice (as defined below), the Corporation shall include in its proxy statement for any annual meeting of stockholders:

(i) the name(s) of any person(s) nominated for election (the “Nominee(s)”), which shall also be included on the Corporation’s form of proxy and ballot, by any Eligible Holder (as defined below) or group of up to 20 Eligible Holders that has (individually and collectively, in the case of a group) satisfied, as determined by the Board, all applicable conditions and complied with all applicable procedures set forth in this Section 10 of Article II (such Eligible Holder or group of Eligible Holders being a “Nominating Stockholder”);

(ii) disclosure about each Nominee and the Nominating Stockholder required under the rules of the Securities and Exchange Commission or other applicable law to be included in the proxy statement;

(iii) any statement included in support of the election of the Nominee(s) to the Board by the Nominating Stockholder in the Nomination Notice for inclusion in the proxy statement (subject, without limitation, to Section 10(f)(ii) of this Article II), provided that such statement does not exceed 500 words and fully complies with Section 14 of the Exchange Act and the rules and regulations thereunder, including Rule 14a-9 (or any successor rules) (the “Statement”); and

(iv) any other information that the Corporation or the Board determines, in their discretion, to include in the proxy statement relating to the nomination of the Nominee(s), including, without limitation, any statement in opposition to the nomination, any of the information provided pursuant to this Section 10 of Article II, and any solicitation materials or related information with respect to the Nominee.

For purposes of this Section 10 of Article II, any determination to be made by the Board may be made by the Board, a committee of the Board or any officer of the Corporation designated by the Board or a committee of the Board, and any such determination shall be final and binding on the Corporation, any Eligible Holder, any Nominating Stockholder, any Nominee and any other person so long as made in good faith (without any further requirements). The chairman of any annual meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall have the power and duty to determine whether a Nominee has been nominated in accordance with the requirements of this Section 10 of Article II and, if not so nominated, shall direct and declare at the meeting that such Nominee shall not be considered.

(b) Maximum Number of Nominees.

(i) The Corporation shall not be required to include in the proxy statement for an annual meeting of stockholders more Nominees than that number of Directors constituting the greater of (A) two and (B) 20% of the total number of Directors of the Corporation on the last day on which a Nomination Notice may be submitted pursuant to this Section 10 of Article II (rounded down to the nearest whole number) (the “Maximum Number”). The Maximum Number for a particular annual meeting shall be reduced by Nominees who are subsequently withdrawn or that the Board itself decides to nominate for election at such annual meeting. In the event that one or more vacancies for any reason occurs on the Board after the deadline set forth in Section 10(d) of this Article II but before the date of the annual meeting, and the Board resolves to reduce the size of the Board in connection therewith, the Maximum Number shall be calculated based on the number of Directors in office as so reduced.

(ii) If the number of Nominees pursuant to this Section 10 of Article II for any annual meeting of stockholders exceeds the Maximum Number then, promptly upon notice from the Corporation, each Nominating Stockholder will select one Nominee for inclusion in the proxy statement until the Maximum Number is reached, going in order of the amount (largest to smallest) of the ownership position as disclosed in each Nominating Stockholder’s Nomination Notice, with the process repeated if the Maximum Number is not reached after each Nominating Stockholder has selected one Nominee. If, after the deadline for submitting a Nomination Notice as set forth in Section 10(d) of this Article II, a Nominating Stockholder becomes ineligible or withdraws its nomination or a Nominee becomes ineligible or becomes unwilling or unable to serve on the Board, whether before or after the mailing of the definitive proxy statement, then the nomination shall be disregarded, and the Corporation: (A) shall not be required to include in its proxy statement or on any ballot or form of proxy the disregarded Nominee or any successor or replacement nominee proposed by the Nominating Stockholder or by any other Nominating Stockholder and (B) may otherwise communicate to its stockholders, including, without limitation, by amending or supplementing its proxy statement or ballot or form of proxy, that the Nominee will not be included as a Nominee in the proxy statement or on any ballot or form of proxy and will not be voted on at the annual meeting.

(c) Eligibility of Nominating Stockholder.

(i) An “Eligible Holder” is a person who has either: (A) been a record holder of the shares of common stock used to satisfy the eligibility requirements in this Section 10(c) of Article II continuously for the three-year period specified in Subsection (ii) below; or (B) provides to the Secretary, within the time period referred to in Section 10(d) of this Article II, evidence of continuous ownership of such shares for such three-year period from one or more securities intermediaries in a form that the Board determines would be deemed acceptable for purposes of a shareholder proposal under Rule 14a-8(b)(2) under the Exchange Act (or any successor rule). Notwithstanding the foregoing, any otherwise Eligible Holder (including each fund that is a member of a group of funds as described in Section 10(c)(ii) of this Article II and/or beneficial owner whose stock ownership has been counted for the purposes of qualifying as an Eligible Holder) who nominates a Nominee that is elected to the Board shall not be permitted to utilize the provisions set forth in this Section 10 of Article II during the following two annual meetings after such Nominee is elected to the Board.

(ii) An Eligible Holder or group of up to 20 Eligible Holders may submit a nomination in accordance with this Section 10 of Article II only if the person or group (in the aggregate) has continuously owned at least the Minimum Number (as defined below) of shares of the Corporation’s common stock throughout the three-year period preceding and including the date of submission of the Nomination Notice, and continues to own at least the Minimum Number of such shares through the date of the annual meeting. Two or more funds that are: (A) under common management and investment control; (B) under common management and funded primarily by the same employer or by a group of related employers that are under common control; or (C) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended, shall be treated as one Eligible Holder if such Eligible Holder shall provide together with the Nomination Notice documentation reasonably satisfactory to the Board that demonstrates any of the foregoing criteria. For the avoidance of doubt, in the event of a nomination by a group of Eligible Holders, any and all requirements and obligations for an individual Eligible Holder that are set forth in this Section 10 of Article II, including the minimum holding period, shall apply to each member of such group; provided, however, that the Minimum Number shall apply to the ownership of the group in the aggregate. Should any stockholder cease to satisfy the eligibility requirements in this Section 10 of Article II, as determined by the Board, or withdraw from a group of Eligible Holders at any time prior to the annual meeting of stockholders, the group of Eligible Holders shall only be deemed to own the shares held by the remaining members of the group. As used in this Section 10 of Article II, any reference to a “group” or “group of Eligible Holders” refers to any Nominating Stockholder that consists of more than one Eligible Holder and to all the Eligible Holders that make up such Nominating Stockholder.

(iii) The “Minimum Number” of shares of the Corporation’s common stock means 3% of the number of outstanding shares of common stock as of the most recent date for which such amount is given in any filing by the Corporation with the Securities and Exchange Commission prior to the submission of the Nomination Notice.

(iv) For purposes of this Section 10 of Article II, an Eligible Holder “owns” only those outstanding shares of the Corporation as to which the Eligible Holder possesses both: (A) the full voting and investment rights pertaining to the shares; and (B) the full economic interest in (including the opportunity for profit and risk of loss on) such shares; provided, however, that the number of shares calculated in accordance with clauses (A) and (B) shall not include any shares: (1) purchased or sold by such Eligible Holder or any of its affiliates in any transaction that has not been settled or closed; (2) borrowed by such Eligible Holder or any of its affiliates for any purpose or purchased by such Eligible Holder or any of its affiliates pursuant to an agreement to resell or subject to any other obligation to resell to another person; or (3) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such Eligible Holder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the Corporation, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of: (x) reducing in any manner, to any extent or at any time in the future, such Eligible Holder’s or any of its affiliates’ full right to vote or direct the voting of any such shares, and/or (y) hedging, offsetting, or altering to any degree, gain or loss arising from the full economic ownership of such shares by such Eligible Holder or any of its affiliates.

An Eligible Holder “owns” shares held in the name of a nominee or other intermediary so long as the Eligible Holder retains the right to instruct how the shares are voted with respect to the election of Directors and possesses the full economic interest in the shares. An Eligible Holder’s ownership of shares shall be deemed to continue during any period in which the Eligible Holder has delegated any voting power by means of a proxy, power of attorney, or other similar instrument or arrangement that is revocable at any time by the Eligible Holder. An Eligible Holder’s ownership of shares shall be deemed to continue during any period in which the Eligible Holder has loaned such shares, provided that the Eligible Holder has the power to recall such loaned shares on not more than five business days’ notice. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of the Corporation are “owned” for these purposes shall be determined by the Board.

(v) No Eligible Holder shall be permitted to be in more than one group constituting a Nominating Stockholder, and if any Eligible Holder appears as a member of more than one group, it shall be deemed to be a member of the group that has the largest ownership position as reflected in the Nomination Notice.

(d) Nomination Notice. To nominate a Nominee (or Nominees), the Nominating Stockholder must, no earlier than 150 calendar days and no later than 120 calendar days before the anniversary of the date that the Corporation mailed its proxy statement for the prior year’s annual meeting of stockholders, submit to the Secretary at the principal executive office of the Corporation all of the following information and documents (collectively, the “Nomination Notice”); provided that in no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder notice under this Section 10 of Article II; provided, further, that if (and only if) the annual meeting is not scheduled to be held within a period that commences 30 days before the anniversary date of the prior year’s annual meeting and ends 30 days after such anniversary date of the prior year’s annual meeting (an annual meeting date outside such period being referred to herein as an “Other Meeting Date”), the Nomination Notice shall be given in the manner provided herein by the later of the close of business on the date that is 180 days prior to such Other Meeting Date or the tenth day following the date such Other Meeting Date is first publicly announced:

(i) A Schedule 14N (or any successor form) relating to the Nominee, completed and filed with the Securities and Exchange Commission by the Nominating Stockholder as applicable, in accordance with rules promulgated by the Securities and Exchange Commission;

(ii) A written notice of the nomination of such Nominee(s) that includes the following additional information, agreements, representations and warranties by the Nominating Stockholder (including each group member):

(A) the information required with respect to the nomination of Directors pursuant to Sections 8 of this Article II (for the avoidance of doubt, as if references to “stockholder notice” or similar terms in such Section had been references to the Nomination Notice, and references to “proposed nominee” had been to the Nominee);

(B) the details of any relationship that existed within the past three years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) if it had existed on the date of submission of the Schedule 14N;

(C) a representation and warranty that the Nominating Stockholder acquired the securities of the Corporation in the ordinary course of business and did not acquire, and is not holding, securities of the Corporation for the purpose or with the effect of influencing or changing control of the Corporation;

(D) a representation and warranty that the Nominating Stockholder has not nominated and will not nominate for election to the Board at the annual meeting any person other than the Nominee(s) being nominated pursuant to this Section 10 of Article II;

(E) a representation and warranty that each Nominee:

(1) does not have any direct or indirect relationship with the Corporation that will cause the Nominee to be deemed not independent pursuant to the Corporation’s Corporate Governance Guidelines as most recently published on its website and otherwise qualifies as independent under the rules and listing standards of the primary stock exchange on which the Corporation’s shares of common stock are listed or traded, any applicable rules of the Securities and Exchange Commission or any publicly disclosed standards used by the Board in determining and disclosing the independence of the Corporation’s Directors, including those applicable to a Director’s service on the audit committee, compensation committee and any other committees of the Board;

(2) meets the audit committee independence requirements under the rules of the primary stock exchange on which the Corporation’s shares of common stock are traded;

(3) is a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act (or any successor rule);

(4) meets the Director qualifications set forth in Section 8(d) of this Article II; and

(5) is not and has not been subject to any event specified in Rule 506(d)(1) of Regulation D (or any successor rule) under the Securities Act of 1933, as amended, or Item 401(f) of Regulation S-K (or any successor rule) under the Exchange Act, without reference to whether the event is material to an evaluation of the ability or integrity of the applicable Nominee;

(F) a representation and warranty that the Nominating Stockholder satisfies the eligibility requirements set forth in Section 10(c) of this Article II and has provided evidence of ownership to the extent required by Section 10(c)(i) of this Article II;

(G) a representation and warranty that the Nominating Stockholder intends to continue to satisfy the eligibility requirements described in Section 10(c) of this Article II through the date of the annual meeting;

(H) a representation and warranty that the Nominating Stockholder will not engage in a “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act (without reference to the exception in Rule 14a-1(l)(2)(iv) under the Exchange Act) (or any successor rules) with respect to the annual meeting, other than with respect to the Nominee(s) or any nominee of the Board;

(I) a representation and warranty that the Nominating Stockholder will not use any proxy card other than the Corporation’s proxy card in soliciting stockholders in connection with the election of a Director at the annual meeting;

(J) if desired, a Statement in support of the election of the Nominee(s); and

(K) in the case of a nomination by a group, the designation by all Eligible Holders included in the group of one such Eligible Holder (the “Designated Lead Group Member”) that is authorized to act on behalf of all Eligible Holders included in the group with respect to matters relating to the nomination, including withdrawal of the nomination;

(iii) An executed agreement, in a form deemed satisfactory by the Board, pursuant to which the Nominating Stockholder (including each group member) agrees:

(A) to file any written solicitation or other communication with the Corporation’s stockholders relating to one or more of the Corporation’s Directors or director nominees or any Nominee with the Securities and Exchange Commission, regardless of whether any such filing is required under any rule or regulation or whether any exemption from filing is available for such materials under any rule or regulation;

(B) to assume all liability stemming from an action, suit or proceeding concerning any actual or alleged legal or regulatory violation arising out of any communication by the Nominating Stockholder or any of its Nominees with the Corporation, its stockholders or any other person in connection with the nomination or election of Directors, including, without limitation, the Nomination Notice;

(C) to indemnify and hold harmless (in the case of a nomination by a group, jointly with all other Eligible Holders in such group) the Corporation and each of its Directors, officers and employees individually against any liability, loss, damages, expenses or other costs (including attorneys’ fees) incurred in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its Directors, officers or employees arising out of or relating to a failure or alleged failure of the Nominating Stockholder or any of its Nominees to comply with, or any breach or alleged breach of, its respective obligations, agreements or representations under this Section 10 of Article II;

(D) in the event that any information included in the Nomination Notice, or in any other communication by the Nominating Stockholder (including with respect to any group member or any of its Nominees) or any of their respective agents or representatives, with the Corporation, its stockholders or any other person in connection with the nomination or election ceases to be true and accurate in all material respects (or due to a subsequent development omits a material fact necessary to make the statements made not misleading), or that the Nominating Stockholder (including any Eligible Holder included in a group) has failed to continue to satisfy the eligibility requirements described in Section 10(c) of this Article II, to promptly (and in any event within 48 hours of discovering such misstatement, omission or failure) notify the Corporation and any other recipient of such communication (together with the information required to correct the misstatement or omission); it being understood that providing any such notification shall not be deemed to cure any defect or limit the Corporation’s rights to omit a Nominee from its proxy materials as provided in this Section 10 of this Article II; and

The information and documents required by this Section 10(d) of Article II shall be provided with respect to and executed by each Eligible Holder, in the case of information applicable to group members, and provided with respect to the persons specified in Instruction 1 to Items 6(c) and (d) of Schedule 14N (or any successor item), in the case of a Nominating Stockholder or Eligible Holder that is an entity and is included in a group. The Nomination Notice shall be deemed submitted on the date on which all of the information and documents referred to in this Section 10(d) of Article II (other than such information and documents contemplated to be provided after the date the Nomination Notice is provided) have been delivered to or, if sent by mail, received by the Secretary.

(e) Exceptions.

(i) Notwithstanding anything to the contrary contained in this Section 10 of Article II, the Corporation may omit from its proxy statement any Nominee and any information concerning such Nominee (including a Nominating Stockholder’s Statement) and no vote on such Nominee will occur (notwithstanding that proxies in respect of such vote may have been received by the Corporation), and the Nominating Stockholder may not, after the last day on which a Nomination Notice would be timely, cure in any way any defect preventing the nomination of such Nominee, if:

(A) the Corporation receives a notice pursuant to Section 8 of this Article II that a stockholder intends to nominate a candidate for Director at the annual meeting, whether or not such notice is subsequently withdrawn or made the subject of a settlement with the Corporation;

(B) the Nominating Stockholder is engaging in a “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act (without reference to the exception in Rule 14a-1(l)(2)(iv) under the Exchange Act) (or any successor rules) in support of the election of any individual as a Director at the applicable annual meeting of stockholders other than a nominee of the Board and other than as permitted by this Section 10 of Article II;

(C) the Nominating Stockholder or the Designated Lead Group Member, as applicable, or any Qualified Representative thereof, does not appear at the meeting of stockholders to present the nomination submitted pursuant to this Section 10 of Article II or the Nominating Stockholder withdraws its nomination;

(D) the Board determines that such Nominee’s nomination or election to the Board would result in the Corporation’s violating or failing to be in compliance with these Bylaws, the Certificate of Incorporation or any applicable law, rule or regulation to which the Corporation is subject, including any rules or regulations of any stock exchange on which the Corporation’s shares of common stock are traded;

(E) (1) the Nominee has been, within the past three years, an officer or director of a competitor, as defined for purposes of Section 8 of the Clayton Antitrust Act of 1914, as amended; (2) the Nominee’s election as a member of the Board would cause the Corporation to seek, or assist in the seeking of, advance approval or to obtain, or assist in the obtaining of, an interlock waiver pursuant to the rules or regulations of the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency or the Federal Energy Regulatory Commission; or (3) the Nominee is a director, trustee, officer or employee with management functions for any depository institution, depository institution holding company or entity that has been designated as a Systemically Important Financial Institution, each as defined in the Depository Institution Management Interlocks Act; provided, however, that this clause (3) shall apply only so long as the Corporation is subject to compliance with Section 164 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (or any successor provision thereto);

(F) the Nominee is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in a criminal proceeding within the past ten years; or

(G) the Corporation is notified, or the Board determines, that a Nominating Stockholder has failed to continue to satisfy the eligibility requirements described in Section 10(c) of this Article II, any of the representations and warranties made in the Nomination Notice ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statement not misleading), the Nominee becomes unwilling or unable to serve on the Board or any material violation or breach occurs of the obligations, agreements, representations or warranties of the Nominating Stockholder or the Nominee under this Section 10 of Article II.

(ii) Notwithstanding anything to the contrary contained in this Section 10 of Article II, the Corporation may omit from its proxy statement, or may supplement or correct, any information, including all or any portion of the Statement(s) in support of the Nominee(s) included in the Nomination Notice, if the Board determines that:

(A) such information is not true in all material respects or omits a material statement necessary to make the statements made not misleading; or

(B) the inclusion of such information in the proxy statement would otherwise violate the proxy rules promulgated by the Securities and Exchange Commission or any other applicable law, rule or regulation.

The Corporation may solicit against, and include in the proxy statement its own statement relating to, any Nominee.

ARTICLE III.

DIRECTORS

Section 1. Number and Election.

(a) The Board shall consist of such number of Directors as are fixed from time to time by resolution of the Board and within the requirements set forth in the Certificate of Incorporation. Directors shall be elected annually for terms of one year and shall hold office until their respective successors are elected by the stockholders and have qualified or until their earlier resignation or removal.

(b) In the event that the holders of any class or series of stock of the Corporation having a preference as to dividends or upon liquidation of the Corporation shall be entitled, by a separate class vote, to elect Directors as may be specified pursuant to Article Fourth of the Certificate of Incorporation, then the provisions of such class or series of stock with respect to their rights shall apply. The number of Directors that may be elected by the holders of any such class or series of stock shall be in addition to the number fixed pursuant to the preceding paragraph. Except as otherwise expressly provided pursuant to Article Fourth of the Certificate of Incorporation, the number of Directors that may be so elected by the holders of any such class or series of stock shall be elected for terms expiring at the next annual meeting of stockholders and vacancies among Directors so elected by the separate class vote of any such class or series of stock shall be filled by the remaining Directors elected by such class or series, or, if there are no such remaining Directors, by the holders of such class or series in the same manner in which such class or series initially elected a Director.

(c) If at any meeting for the election of Directors, more than one class of stock, voting separately as classes, shall be entitled to elect one or more Directors and there shall be a quorum of only one such class of stock, that class of stock shall be entitled to elect its quota of Directors notwithstanding the absence of a quorum of the other class or classes of stock.

Section 2. Vacancies.

Except as provided in Section 1(b) of this Article III, vacancies and newly created Directorships resulting from an increase in the number of Directors or any other reason shall be filled by a majority of the Directors then in office, although less than a quorum, or by a sole remaining Director, and such Directors so chosen shall hold office until the next election of Directors, and until their successors are elected and qualified or until their earlier resignation or removal.

Section 3. Regular Meetings.

Regular meetings of the Board shall be held at such times and places, and/or solely by means of remote communication, as the Board may from time to time determine.

Section 4. Special Meetings.

Special meetings of the Board may be called at any time, at any place (and/or solely by means of remote communication) and for any purpose by the Chairman of the Board, the lead Director, the Chief Executive Officer or the President, or by any officer of the Corporation upon the request of a majority of the entire Board.

Section 5. Notice of Meetings.

Notice of regular meetings of the Board need not be given.

Notice of every special meeting of the Board shall be given to the Directors at their usual places of business, or at such other addresses as shall have been furnished by them for the purpose. Such notice shall be given at least twelve hours (three hours if meeting is to be conducted by conference telephone) before the meeting by telephone or by being personally delivered, mailed, or electronically delivered. Such notice need not include a statement of the business to be transacted at, or the purpose of, any such meeting. Directors may waive this notice requirement by a written waiver or a waiver transmitted electronically, whether before or after the time notice is required to be given, and such a waiver shall be deemed equivalent to notice. Attendance of a Director at a special meeting shall constitute a waiver of notice of such special meeting, except when the Director attends a special meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the special meeting is not lawfully called or convened.

Section 6. Quorum.

Except as may be otherwise provided by law or the Certificate of Incorporation or in these Bylaws, the presence of one-third of the entire Board shall be necessary and sufficient to constitute a quorum for the transaction of business at any meeting of the Board, and the act of a majority of such quorum shall be deemed the act of the Board.

Less than a quorum may adjourn any meeting of the Board, from time to time, and the meeting may be held as adjourned without further notice.

Section 7. Participation in Meetings by Conference Telephone.

Members of the Board, or of any committee thereof, may participate in a meeting of such Board or committee by means of conference telephone, video or similar communications equipment by means of which all persons participating in the meeting can hear each other and such participation shall constitute presence in person at such meeting.

Section 8. Written Consent.

Except as otherwise required by applicable laws and regulations, the Board may act without a meeting by a unanimous written consent by all Directors, to be filed with the Secretary of the Corporation as part of the corporate records.

Section 9. Powers.

The business, property, and affairs of the Corporation shall be managed by or under the direction of its Board, which shall have and may exercise all the powers of the Corporation to do all such lawful acts and things as are not by law, or by the Certificate of Incorporation, or by these Bylaws, directed or required to be exercised or done by the stockholders.

Section 10. Compensation of Directors.

Directors shall receive such compensation for their services as shall be determined by the Board, provided that Directors who are serving the Corporation as officers or employees and who receive compensation for their services as such officers or employees shall not receive any salary or other compensation for their services as Directors.

Section 11. Committees of the Board.

A majority of the entire Board may designate one or more standing or temporary committees consisting of one or more Directors. The Board may invest such committees with such powers and authority, subject to the limitations of law and such conditions as it may see fit.

ARTICLE IV.

EXECUTIVE COMMITTEE

Section 1. Election.

At any meeting of the Board, an Executive Committee, composed of the Chairman of the Board, the Chief Executive Officer, and not less than three other members, may be elected by a majority vote of the entire Board to serve until the Board shall otherwise determine. The Chairman of the Board shall be the Chairman of the Executive Committee, unless the Board shall otherwise determine. Members of the Executive Committee shall be members of the Board.

Section 2. Powers.

The Executive Committee shall have and may exercise all of the powers of the Board when the Board is not in session, except that, unless specifically authorized by the Board, it shall have no power to (a) elect Directors or officers; (b) alter, amend, or repeal these Bylaws or any resolution of the Board relating to the Executive Committee; (c) appoint any member of the Executive Committee; or (d) take any other action which legally may be taken only by the Board.

Section 3. Rules.

The Executive Committee shall adopt such rules as it may see fit with respect to the calling of its meetings, the procedure to be followed thereat, and its functioning generally. Any action taken with the written consent of all members of the Executive Committee shall be as valid and effectual as though formally taken at a meeting of said Executive Committee.

Section 4. Vacancies.

Vacancies in the Executive Committee may be filled at any time by a majority vote of the entire Board.

ARTICLE V.

OFFICERS

Section 1. Number.

The officers of the Corporation shall be appointed or elected by the Board. The officers shall be a President, one or more Vice Chairs, such number of Vice Presidents or other officers as the Board may from time to time determine, a Secretary, a Treasurer, and a Controller. The Board may appoint or elect a person as a Vice Chair without regard to whether such person is a member of the Board. The Board may choose to delegate authority to elect officers other than Chief Executive Officer, President, Secretary, Vice Chair and Senior Executive Vice Presidents, to the Chief Executive Officer or President. Any person may hold two offices. The President shall be Chief Executive Officer unless the Board shall determine otherwise. The Chairman of the Board shall preside at all meetings of the Board and stockholders and shall perform such other duties as may be assigned from time to time by the Board. In the absence of the Chairman of the Board or if such office shall be vacant, the lead Director shall preside at all meetings of the Board and at all meetings of the stockholders. In the absence of a lead Director, the President shall preside at all meetings of the Board, and in the absence of any of them, any other Board member designated by the Board may preside at all meetings of the stockholders and of the Board.

Section 2. Terms of Office.

All officers, agents, and employees of the Corporation shall hold their respective offices or positions at the pleasure of the Board or the appropriate appointing authority and may be removed at any time by such authority with or without cause.

Section 3. Duties.

The officers, agents, and employees shall perform the duties and exercise the powers usually incident to the offices or positions held by them respectively, and/or such other duties and powers as may be assigned to them from time to time by the Board or the Chief Executive Officer.

ARTICLE VI.

INDEMNIFICATION OF DIRECTORS, OFFICERS, AND EMPLOYEES

Section 1. General.

The Corporation shall indemnify to the full extent permitted by and in the manner permissible under the General Corporation Law of the State of Delaware, as amended from time to time, any person made, or threatened to be made, a party to any action, suit, or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that such person (a) is or was a Director, advisory Director, or officer of the Corporation or any predecessor of the Corporation, or (b) is or was a Director, advisory Director or officer of the Corporation or any predecessor of the Corporation and served any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise as a Director, advisory Director, officer, partner, trustee, employee or agent at the request of the Corporation or any predecessor of the Corporation; provided, that any such indemnitee shall cooperate in good faith with any request by the Corporation that common counsel be utilized by the parties to an action or proceeding that are similarly situated unless actual or potential conflicts of interests, as determined by the Corporation, preclude such joint representation; provided, further, that the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person, except for a proceeding contemplated by Section 4 of this Article VI, only if such proceeding (or part thereof) was authorized by the Board.

Section 2. Advancement of Expenses.

The right to indemnification conferred in this Article VI shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding or threatened proceeding in advance of its final disposition, such advances to be paid by the Corporation within 20 days after the receipt by the Corporation of a statement or statements from the claimant requesting such advance or advances from time to time; provided, however, that if the General Corporation Law of the State of Delaware so requires, the payment of such expenses incurred by a Director, advisory Director or officer in his or her capacity as a Director, advisory Director or officer (and not in any other capacity in which service was or is rendered by such person while a Director, advisory Director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such Director, advisory Director or officer to repay all amounts so advanced if it shall ultimately be determined that such Director, advisory Director or officer is not entitled to be indemnified under this Article VI or otherwise.

Section 3. Procedure for Indemnification.

To obtain indemnification under this Article VI, a claimant shall submit to the Corporation a written request, including therein or therewith such documentation and information as is reasonably available to the claimant and is reasonably necessary to determine whether and to what extent the claimant is entitled to indemnification. Upon written request by a claimant for indemnification pursuant to the first sentence of this Section 3 of Article VI, a determination, if required by applicable law, with respect to the claimant’s entitlement thereto shall be made as follows:

(a) if requested by the claimant, by Independent Counsel (as hereinafter defined); or

(b) if no request is made by the claimant for a determination by Independent Counsel:

(i) by a majority vote of the Disinterested Directors (as hereinafter defined), even though less than a quorum, or by a majority vote of a committee of Disinterested Directors designated by a majority vote of Disinterested Directors, even though less than a quorum; or

(ii) if there are no Disinterested Directors or if the Disinterested Directors so direct, by Independent Counsel in a written opinion to the Board, a copy of which shall be delivered to the claimant; or

(iii) if the Disinterested Directors so direct, by the stockholders of the Corporation.

In the event the determination of entitlement to indemnification is to be made by Independent Counsel at the request of the claimant, the Independent Counsel shall be selected by the Board unless there shall have occurred within two years prior to the date of the commencement to the action, suit or proceeding for which indemnification is claimed a “Change of Control of the Corporation” as defined in the company’s then-current Stock Incentive Plan, in which case the Independent Counsel shall be selected by the claimant unless the claimant shall request that such selection be made by the Board. If it is so determined that the claimant is entitled to indemnification, payment to the claimant shall be made within 10 days after such determination.

Section 4. Certain Remedies.

If a claim under Section 1 of this Article VI is not paid in full by the Corporation within 30 days after a written claim pursuant to Section 3 of this Article VI has been received by the Corporation, or if a claim under Section 2 of this Article VI is not paid in full by the Corporation within 20 days after a written claim pursuant to Section 2 of this Article VI has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standard of conduct which makes it permissible under the General Corporation Law of the State of Delaware for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board, Independent Counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Corporation (including its Board, Independent Counsel or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

Section 5. Binding Effect.

If a determination shall have been made pursuant to Section 3 of this Article VI that the claimant is entitled to indemnification, the Corporation shall be bound by such determination in any judicial proceeding commenced pursuant to Section 4 of this Article VI.

Section 6. Validity of this Article VI.

The Corporation shall be precluded from asserting in any judicial proceeding commenced pursuant to Section 4 of this Article VI that the procedures and presumptions of this Article VI are not valid, binding and enforceable and shall stipulate in such proceeding that the Corporation is bound by all the provisions of this Article VI.

Section 7. Nonexclusivity, etc.

The right to indemnification and the payment of expenses incurred in defending a proceeding or threatened proceeding in advance of its final disposition conferred in this Article VI shall not be exclusive of any other right which any person may have or hereafter acquire under any statute or any provision of the Certificate of Incorporation, these Bylaws, or any agreement or vote of stockholders or Disinterested Directors or otherwise. No repeal or modification of this Article VI, or adoption of any provision inconsistent herewith, shall in any way diminish or adversely affect the rights of any present or former Director, advisory Director, officer, employee or agent of the Corporation or any predecessor thereof hereunder in respect of any occurrence or matter arising, or of any claim involving allegations of acts or omissions occurring or arising, prior to any such repeal or modification.

Section 8. Insurance.

The Corporation may maintain insurance, at its expense, to protect itself and any Director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware. To the extent that the Corporation maintains any policy or policies providing such insurance, each such Director or officer, and each such agent or employee to whom rights to indemnification have been granted as provided in Section 9 of this Article VI, shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage thereunder for any such Director, officer, employee or agent.

Section 9. Indemnification of Other Persons.

The Corporation may grant rights to indemnification, and rights to be paid by the Corporation the expenses incurred in defending any proceeding in advance of its final disposition, to any present or former employee or agent of the Corporation or any predecessor of the Corporation to the fullest extent of the provisions of this Article VI with respect to the indemnification and advancement of expenses of Directors, advisory Directors and officers of the Corporation.

Section 10. Severability.

If any provision or provisions of this Article VI shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article VI (including, without limitation, each portion of any paragraph of this Article VI containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article VI (including, without limitation, each such portion of any paragraph of this Article VI containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

Section 11. Certain Definitions.

For purposes of this Article VI:

(a) “Disinterested Director” means a Director who is not and was not a party to the matter in respect of which indemnification is sought by the claimant.

(b) “Independent Counsel” means a law firm, a member of a law firm, or an independent practitioner that is experienced in matters of corporation law and shall include any such person who, under the applicable standards of professional conduct then prevailing, would not have a conflict of interest in representing either the Corporation or the claimant in an action to determine the claimant’s rights under this Article VI.

Section 12. Notices.

Any notice, request or other communication required or permitted to be given to the Corporation under this Article VI shall be in writing and either delivered in person or sent by e-mail, overnight mail or courier service, or certified or registered mail, postage prepaid, return receipt requested, to the Secretary and shall be effective only upon receipt by the Secretary.

ARTICLE VII.

STOCK

Section 1. Certificated or Uncertificated Shares.

The Board may authorize the issuance of stock either in certificated or in uncertificated form. Certificates for shares of stock shall be in such form as the Board may from time to time prescribe. The shares of the stock of the Corporation shall be transferable on the books of the Corporation by the holder thereof in a person or by his or her attorney upon surrender for cancellation of a certificate or certificates for the same number of shares, or other evidence of ownership if no certificates shall have been issued, with an assignment and power of transfer endorsed thereon or attached thereto, duly executed, and with such proof of the validity of the signature as the Corporation or its agents may reasonably require.

Section 2. Signatures.

The certificates of stock shall be signed by the Chairman of the Board, President, or a Vice President and by the Secretary or an Assistant Secretary, provided that if such certificates are signed by a transfer agent or transfer clerk and by a registrar, the signatures of such Chairman of the Board, President, Vice President, Secretary, or Assistant Secretary may be electronic, engraved, or printed.

Section 3. Replacement.

No certificate for shares of stock in the Corporation shall be issued in place of any certificate alleged to have been lost, stolen, or destroyed except upon production of such evidence of such loss, theft, or destruction and upon delivery to the Corporation of a bond of indemnity in such amount, and upon such terms and secured by such surety as the Corporation or its agents may require.

ARTICLE VIII.

MISCELLANEOUS

Section 1. Seal.

The Corporation seal shall bear the name of the Corporation, the date 1929 and the words “Corporate Seal, Delaware”.

Section 2. Fiscal Year.

The fiscal year of the Corporation shall begin on the first day of January in each year and shall end on the thirty-first day of December following.

Section 3. Exclusive Forum.

(a) Subject to Section 3(b) of this Article VIII, unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any Director or officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any Director or officer or other employee of the Corporation arising pursuant to any provision of the General Corporation Law of the State of Delaware, the Certificate of Incorporation or these Bylaws (as either may be amended from time to time), or (iv) any action asserting a claim against the Corporation or any Director or officer or other employee of the Corporation governed by the internal affairs doctrine shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware).

(b) Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for any action asserting a cause of action arising under the Securities Act or any rule or regulation promulgated thereunder (in each case, as amended) shall be the federal district courts of the United States; provided, however, that if the foregoing provisions of this Section 3(b) are, or the application of such provisions to any person or entity or any circumstance is, illegal, invalid or unenforceable, the sole and exclusive forum for any action asserting a cause of action arising under the Securities Act or any rule or regulation promulgated thereunder (in each case, as amended) shall be the Court of Chancery of the State of Delaware.

(c) To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 3.

ARTICLE IX.

AMENDMENTS

Section 1. Amendments.

These Bylaws, or any of them, may from time to time be supplemented, amended, or repealed (a) by a majority vote of the entire Board or (b) at any annual or special meeting of the stockholders.

ARTICLE X.

EMERGENCY BYLAW

Section 1. Operative Event.

The emergency bylaw provided in this Article X shall be operative during any emergency resulting from an attack on the United States, any nuclear or atomic incident, or other event which creates a state of disaster of sufficient severity to prevent the normal conduct and management of the affairs and business of the Corporation, including, but not limited to, an epidemic or pandemic, and a declaration of a national emergency by the United States government, notwithstanding any different provision in the preceding articles of these Bylaws or in the Certificate of Incorporation or in the General Corporation Law of the State of Delaware. Without limiting any powers or emergency actions that the Board may take during such an emergency, during such an emergency, the Board may take any action that it determines to be practical and necessary to address the circumstances of the emergency including, without limitation, taking the actions with respect to stockholder meetings and dividends as provided in the General Corporation Law of the State of Delaware. To the extent not inconsistent with this emergency bylaw, the Bylaws provided in the preceding Articles shall remain in effect during such emergency and upon the termination of such emergency the emergency bylaw shall cease to be operative unless and until another such emergency shall occur.

Section 2. Notice of Meeting.

During any such emergency, any meeting of the Board may be called by any officer of the Corporation or by any Director. Notice shall be given by such person or by any officer of the Corporation. The notice shall specify the place, if any, of the meeting, which shall be the head office of the Corporation at the time if feasible and otherwise any other place, if any, specified in the notice. The notice shall also specify the time of the meeting. Notice may be given only to such of the Directors as it may be feasible to reach at the time and by such means as may be feasible at the time, including publication or radio. If given by mail, messenger, telephone, or electronic delivery, the notice shall be addressed to the Directors at their residences or business addresses, or such other places as the person giving the notice shall deem most suitable. Notice shall be similarly given, to the extent feasible, to the other persons serving as Directors referred to in Section 3 of this Article X. Notice shall be given at least two days before the meeting if feasible in the judgment of the person giving the notice and otherwise on any shorter time he may deem necessary.

Section 3. Quorum.

During any such emergency, at any meeting of the Board, a quorum shall consist of one-third of the number of Directors fixed at the time pursuant to Article III of these Bylaws. If the Directors present at any particular meeting shall be fewer than the number required for such quorum, other persons present, to the number necessary to make up such quorum, shall be deemed Directors for such particular meeting as determined by the following provisions and in the following order of priority:

(a) All Vice Chairs of the Corporation in order of their seniority of first election to such office, or if two or more shall have been first elected to such office on the same day, in the order of their seniority in age; and

(b) All Senior Executive Vice Presidents of the Corporation in order of their seniority of first election to such office, or if two or more shall have been first elected to such office on the same day, in the order of their seniority in age; and

(c) All Executive Vice Presidents of the Corporation in order of their seniority of first election to such office, or if two or more shall have been first elected to such office on the same day, in the order of their seniority in age; and

(d) Any other persons that are designated on a list that shall have been approved by the Board before the emergency, such persons to be taken in such order of priority and subject to such conditions as may be provided in the resolution approving the list.

Section 4. Lines of Management Succession.

The Board, during as well as before any such emergency, may provide and from time to time modify lines of succession in the event that during such an emergency any or all officers or agents of the Corporation shall for any reason be rendered incapable of discharging their duties.

Section 5. Office Relocation.

The Board, during as well as before any such emergency, may, effective in the emergency, change the head office or designate several alternative head offices or regional offices, or authorize the officers to do so.

Section 6. Liability.

No officer, Director, or employee acting in accordance with this emergency bylaw shall be liable except for willful misconduct.

Section 7. Repeal or Amendment.

This emergency bylaw shall be subject to repeal or change by further action of the Board or by action of the stockholders, except that no such repeal or change shall modify the provisions of the next preceding paragraph with regard to action or inaction prior to the time of such repeal or change. Any such amendment of this emergency bylaw may make any further or different provision that may be practical and necessary for the circumstances of the emergency deems it to be in the best interest of the Corporation to do so.

10/17/2023